Exhibit 5.1

April 7, 2015

Simmons First National Corporation

P. O. Box 7009

Pine Bluff, Arkansas 71611

Re:	Post-Effective Amendment No.1 on Form S-8 to Form S-4 Registration Statement for the Simmons First National Corporation

Ladies and Gentlemen:

We have examined the Post-Effective Amendment No.1 on Form S-8 to Form S-4 Registration Statement to be filed by Simmons First National Corporation (the “Company”) with the Securities and Exchange Commission on or about April 7, 2015 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 65,850 shares of Common Stock, par value $0.01 per share (the “Plan Shares”), issuable under the Incentive Stock Option Plan of Liberty Bancshares, Inc. dated May 10, 2005, as amended (the “Plan”), which options were assumed by the Company in the merger of Liberty Bancshares, Inc. with and into the Company effective on February 27, 2015. Based upon the foregoing, and assuming: (i) the Plan Shares are issued in accordance with the Plan; and (ii) the consideration required to be paid for the Plan Shares under the option grants set forth in the Plan will be paid to the Company, it is our opinion that, after the effectiveness of the Post-Effective Amendment to the Registration Statement under the Act, the Plan Shares, when issued, will be validly issued, fully-paid and non-assessable.

The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Arkansas.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Quattlebaum, Grooms & Tull PLLC

Quattlebaum, Grooms & Tull PLLC